Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	SMTEK INTERNATIONAL, INC.
Kirk A. Waldron, CFO
(805) 532-2800, ext. 111
kwaldron@smtek.com

SMTEK INTERNATIONAL, INC. REPORTS
SECOND-QUARTER RESULTS

MOORPARK, Calif. (February 4, 2004) – SMTEK International, Inc. (Nasdaq: SMTI), a provider of electronics manufacturing services (EMS), today reported its third consecutive quarter of profitability.

Net income for the three months ended December 31, 2003 was $258,000, or $0.09 per diluted share, on revenues of $20.1 million, compared to a net loss of $3.5 million, or ($1.55) per share, on revenues of $15.5 million in the comparable quarter a year ago. The Company’s current fiscal year ends June 30, 2004.

For the six months ended December 31, 2003, net income was $1.6 million (including $0.8 million gain on early extinguishment of debt), or $0.60 per diluted share, on revenues of $40.8 million, compared to a net loss of $4.7 million, or ($2.08) per share, on revenues of $33.0 million for the same period in the prior year.

Edward J. Smith, SMTEK’s president and chief executive officer, noted that second-quarter fiscal 2004 results reflect startup and transitional costs associated with two new contracts, announced in November 2003, that – together with a contract expansion – are expected to contribute approximately $16 million in annual revenues. “With full production run rates on the new contracts expected during the fourth quarter, and with a reduction in overhead associated with the December 2003 sale of our Florida facility (which accounted for less than 5% of second quarter revenues), we look forward to continuing profitability and sequential top-line growth during the balance of fiscal 2004,” said Smith.

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Headquartered in Moorpark, California, SMTEK International, Inc. is an EMS provider serving original equipment manufacturers (OEMs) in the industrial instrumentation, medical, telecommunications, security, financial services automation, aerospace and defense industries.  We provide integrated solutions to OEMs across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the EMS industry.  We have four operating facilities with locations in Moorpark, California; Santa Clara, California; Marlborough, Massachusetts and the Ayuttya Province in Thailand.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections.  You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning in connection with any discussion of future operating or financial performance.  Any forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK International, Inc. with the SEC, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.  We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.